As Filed With the Securities and Exchange Commission on August 20, 1997

                     Registration Statement No. 333-30719
===============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                        ____________________________

                              AMENDMENT NO. 1 TO
                                  FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                        ____________________________

                            FLANDERS CORPORATION
                 (Previously known as Elite Acquisitions, Inc.)
           (Exact name of registrant as specified in its charter)

       North Carolina                                          13-3368271
(State or other jurisdiction of                             (I.R.S. Employer
 incorporation or organization)                            Identification No.)


                           531 Flanders Filters Road
                       Washington, North Carolina 27889
                                (919) 946-8081
              (Address, including zip code, and telephone number,
              including area code, of principal executive offices)

                        ____________________________

                               Robert R. Amerson
                     President and Chief Executive Officer
                             Flanders Corporation
                           531 Flanders Filters Road
                       Washington, North Carolina 27889
                                (919) 946-8081
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                        ____________________________

                                  Copies to:
                               William C. Gibbs
                             Snell & Wilmer L.L.P.
                         111 East Broadway, Suite 900
                          Salt Lake City, Utah 84111
                                (801) 237-1900

                        ____________________________

       Approximate date of commencement of proposed sale to the public:

    From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------------------------------
                                                  Proposed Maximum   Proposed Maximum       Amount of
Title of Each Class of          Amount to be       Offering Price        Aggregate        Registration
Securities to be Registered(1)  Registered(2)       Per Unit(3)      Offering Price(3)         Fee
-------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value   4,773,519 Shares      $ 6.19          $ 29,548,083         $  8,954
-------------------------------------------------------------------------------------------------------

(1) This Registration Statement covers the resale by certain selling securityholders ("Selling Securityholders") of 4,773,519 shares of common stock previously acquired by such Selling Securityholders.

(2) In the event of a stock split, stock dividend, or similar transaction involving common stock of the Company, to prevent dilution, the number of shares of common stock of the Company registered shall be automatically increased to cover the additional shares of common stock in accordance with Rule 416(a) under the Securities Act of 1933.

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based on the average of the bid and asked prices of the common stock on June 25, 1997, as reported on the Nasdaq National Market System.

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

                          FOR UP TO 4,773,519 SHARES


                             FLANDERS CORPORATION

                                 COMMON SHARES

                    To Be Offered by Several Holders of the
                     Common Shares of Flanders Corporation

    This Prospectus relates to the resale by certain securityholders (the "Selling Securityholders") of up to an aggregate of 4,773,519 shares of common stock, $.001 par value (the "Common Shares") of Flanders Corporation ("Flanders" or the "Company"), which were previously acquired by such Selling Securityholders. The distribution of the Common Shares by the Selling Securityholders currently is not subject to any underwriting agreement.

    The Common Shares registered for resale hereby are being registered pursuant to the Company's obligations contained in written agreements with the Selling Securityholders. The Selling Securityholders may elect to sell all, a portion of, or none of the Common Shares offered by them hereunder.

    The Common Shares are traded on the Nasdaq National Market System ("Nasdaq") under the symbol "FLDR." On June 25, 1997, the last reported sales price of the Common Shares, as reported by Nasdaq was $6.19 per share.

    The Selling Securityholders may sell the Common Shares from time to time either in underwritten public offerings, in transactions pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), in privately negotiated transactions, in ordinary brokers' transactions through the facilities of Nasdaq or otherwise, at market prices prevailing at the time of such sale, at prices relating to such prevailing market prices, or at
negotiated prices.   The Company will not receive any of the proceeds from the
sale of Common Shares by the Selling Securityholders. The net proceeds to the Selling Securityholders will be the proceeds received by them upon such sales, less brokerage commissions. All expenses of registration incurred in connection with the registration of the Common Shares, other than any underwriting or brokerage discounts, commissions and selling expenses with respect to the Common Shares being sold by the Selling Securityholders, will be borne by the Company. There can be no assurance that the Selling Securityholders will sell any or all of the Common Shares registered hereunder. See "Plan of Distribution."

THE PURCHASE OF THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. PRIOR TO PURCHASE, EACH PROSPECTIVE INVESTOR SHOULD CONSIDER VERY CAREFULLY THE INFORMATION PRESENTED UNDER THE CAPTION "RISK FACTORS" AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS. SEE "RISK FACTORS" LOCATED ON PAGE 3.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The Date of this Prospectus is August 20, 1997

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site (http://www.sec.gov) that contains reports, proxy statements, and other information regarding registrants, such as the Company, that file electronically with the Commission. The Company's Common Shares are listed on Nasdaq and similar information can be inspected and copied at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

    The Company has filed with the Commission a registration statement (the "Registration Statement") with respect to the Common Shares offered hereby. This Prospectus, which constitutes part of the Registration Statement, does not contain all of the information contained in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the Common Shares offered hereby, reference is made to the Registration Statement, including the exhibits thereto. Statements contained herein concerning the provisions of any documents filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete and, in each instance, reference is made to the copy of such document as so filed.
Each such statement is qualified in its entirety by such reference.

    No person is authorized to give any information or make any representation other than those contained or incorporated by reference in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.


                     INFORMATION INCORPORATED BY REFERENCE

    The following documents have been filed by the Company with the Commission and are hereby incorporated by reference into this Prospectus: (1) Annual Report on Form 10-K for the fiscal year ended December 31, 1996; (2) Quarterly Report on Form 10-Q for the quarter ended March 31, 1997; (3) Quarterly Report on Form 10-Q for the quarter ended June 30, 1997; and (4) Description of Capital Stock contained in the Company's registration statement on Form 8-A, including all amendments or reports filed for the purpose of updating such description. All other documents and reports filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be made a part hereof from the respective dates such documents and reports are filed.

    Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all documents incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in the document which this Prospectus incorporates). Requests for such documents should be directed to Steven K. Clark, Chief Financial Officer, Flanders Corporation, 531 Flanders Filters Road, Washington, North Carolina 27889; telephone (919) 946-8081.

                                 RISK FACTORS

    Investment in the Common Shares offered hereby involves a high degree of risk including, but not limited to, the risk factors described below. Prospective investors should carefully consider, among other things, the following factors concerning the business of the Company and the offering, and should consult independent advisors as to the technical, tax, business and legal considerations regarding an investment in the Common Shares.

Need for Additional Financing for Future Acquisitions

    The Company believes that the revenues from current operations along with the proceeds from prior offerings will provide the Company with sufficient capital to fund continuing operations for the foreseeable future. However, to continue its growth through acquisition, substantial additional debt or equity financing may be needed. There can be no assurance that the Company will be able to obtain additional debt or equity capital to meet its future requirements on satisfactory terms, if at all. Failure to obtain sufficient capital could materially adversely affect the Company's acquisition strategy.

Integration of Acquired Companies

    The Company recently acquired Charcoal Services Corporation ("CSC"), Air Seal Filter Housing, Inc. ("Air Seal") and Precisionaire, Inc. ("Precisionaire"). These companies were managed separately prior to their acquisition by the Company. Consequently, these companies have operated under different management philosophies, management teams and marketing strategies. Integration of these companies may significantly strain the Company's management, financial and other resources. There can be no assurance that the Company's systems, procedures and controls will be adequate to accommodate integration of these companies. Failure to successfully integrate these companies could materially adversely affect the Company's business and results of operation. Additionally, an essential component of the Company's acquisition strategy is improving the operating efficiency, output and capacity of each acquired company and the facilities they operate. This process may include the repair or replacement of outdated and inefficient equipment to improve operations and output. There can be no assurance that the Company can improve the efficiency of the acquired companies in a cost effective manner. Failure to do so could materially adversely affect the Company's business and results of operations.

Need for Technical Employees

    The Company's future operating results depend in part upon its ability to retain and attract qualified engineering, manufacturing, technical, sales and support personnel for its operations. Competition for such personnel is intense, and there can be no assurance that the Company will be successful in attracting or retaining such personnel. The failure to attract or retain such persons could materially adversely affect the Company's business and results of operations. The Company's expansion may also significantly strain the Company's management, financial and other resources. There can be no assurance that the Company's systems, procedures and controls will be adequate to support the Company's operations.

Management of Growth

    The Company's revenues increased by approximately forty-five percent (45%) from 1994 to 1995 and with the Company's recent acquisitions, the Company's revenues increased approximately eighty-nine percent (89%) from 1995 to 1996. There can be no assurance that the Company will continue to expand at this rate, or at all. If the Company does continue to grow, the additional growth will place burdens on management to manage such growth while maintaining the Company's profitability. Additional growth may require the Company to recruit and train additional management personnel in the areas of corporate management, sales, accounting, marketing, research and development and operations. There can be no assurance that the Company will be able to do so.

Technological Change; Importance of Timely Product Introduction

    The high-performance air filtration industry is subject to technological change and new product introductions and enhancements. As of December 31, 1996, approximately thirty percent (30%) of the Company's revenues resulted from sales of high-performance filtration products which are especially vulnerable to new technology development. The Company's ability to remain competitive will depend in part upon its ability to anticipate such technological changes, to develop new and enhanced filtration systems and to introduce these systems at competitive prices in a timely and cost-efficient manner. There can be no assurance that the Company will successfully anticipate future technological changes or that the technologies or systems developed by others will not render the Company's technology obsolete. In addition, new product introductions or enhancements by the Company's competitors could cause a decline in sales or loss of market acceptance of the Company's existing products. Increased competitive pressure could also lead to intensified price-based competition resulting in lower prices and profit margins, which could materially adversely affect the Company's business and results of operations.

Acquiring and Maintaining Equipment

    The Company uses technologically advanced equipment, for which manufacturers may have limited production capability or service experience, which could result in delays in the acquisition and installation of such equipment or extended periods of down-time in the event of malfunction or equipment failure. Any such extended period of down-time or delay in acquisition or installation for any critical equipment could have a material adverse impact on the Company, its financial condition and operations.

Fluctuation of Quarterly Operating Results

    Historically, the Company's business has been seasonal, with a substantial percentage of its sales occurring during the first quarter and fourth quarter of each year. The Company's recent acquisitions appear to be counter cyclical, with a greater percentage of sales occurring in the summer months. The Company believes period-to-period comparisons of its quarterly financial results are not necessarily meaningful and should not be relied upon as an indication of future performance.

Potential Environmental Risks

    The Company's business and products may be significantly influenced by the constantly changing body of environmental laws and regulations, which require that certain environmental standards be met and impose liability for the failure to comply with such standards. While the Company endeavors at each of its facilities to assure compliance with environmental laws and regulations, there can be no assurance that the Company's operations or activities, or historical operations by others at the Company's locations, will not result in civil or criminal enforcement actions or private actions that could have a materially adverse affect on the Company.

    Additionally, the Company is currently being monitored by the United States Environmental Protection Agency ("EPA") for possible environmental contamination at one of its main facilities. The Company has entered into an agreement with the EPA to conduct monthly monitoring of groundwater. The Company estimates the monitoring will last from three to five years, and believes the total cost will not exceed $45,000. The Company has received a limited indemnification from Thomas Allan, Robert Amerson and Steven Clark (directors, officers and shareholders of the Company) of approximately $975,000 with respect to the claims by the EPA; however, there can be no assurance that the amount of this indemnification will be sufficient to cover the aggregate of liabilities asserted by the EPA.

Product Liability; Development of New Products

    The Company is subject to possible liability for damages arising from filter failure and failure of a new product to perform as specified. Any such liability could damage the Company's reputation and/or have a material adverse affect on the Company's business and/or financial condition. The Company also plans to develop new products as part of its strategy to increase the size and customer base of the air filtration market. There can be no assurance that the Company will be successful in developing the new products or that any product developed will be commercially viable.

Acquisition Strategy

    The Company's acquisition strategy exposes the Company to the potential risks inherent in assessing the value, strengths, weaknesses, contingent or other liabilities and potential profitability of acquisition candidates and in integrating the operations of acquired companies. Although the Company generally has been successful in pursuing these acquisitions, there can be no assurance that acquisition opportunities will continue to be available, that the Company will have access to the capital required to finance potential acquisitions, that the Company will continue to acquire businesses or that any business acquired will be integrated successfully or prove profitable. The Company has no specific agreements with respect to future acquisitions, but is continuing to investigate potential acquisition opportunities.

Competition

The Company currently faces significant competition in its business activities, and this competition may increase as new competitors enter the market. Several of these competitors may have longer operating histories and greater financial, marketing and other resources than the Company. There can be no assurance that the Company will be able to compete successfully with existing or new entrant companies.

Dependence on Key Personnel

The Company's success will depend in significant part upon the continued contributions of its officers and key personnel, many of whom would be difficult to replace. The Company has entered into employment agreements with each of Robert Amerson, its President, Steven K. Clark, its Vice President and Chief Financial Officer and Gustavo Hernandez, its Vice President of
Operations.  The loss of any
key person could materially adversely affect the business, financial condition and results of operations of the Company. The Company maintains $2,000,000 worth of "key man" life insurance on each of Robert Amerson and Steven Clark.

Control By Management

    The directors and executive officers of the Company own approximately forty-four percent (44%) of the outstanding common stock of the Company. Such shareholders effectively control the business and affairs of the Company. Furthermore, Robert Amerson and Steven Clark have options to purchase seventy-nine percent (79%) of the shares of common stock of the Company owned by A. Russell Allan, III and Thomas T. Allan (representing approximately thirty percent (30%) of the Company's outstanding shares). Additionally, management currently owns options, which if exercised, will result in management owning an aggregate of approximately sixty-two percent (62%) of the outstanding common stock of the Company.

No Dividends

    The Company has not declared or paid, and does not plan to declare or pay, any cash or other dividends in the foreseeable future. It is anticipated that any earnings will be retained to finance the Company's operations and growth. Additionally, under the terms of its revolving credit line with NationsBank, N.A., the Company is prohibited from paying dividends without NationsBank's prior written consent.

Volatility of Stock Price

    The Company has only recently listed its common stock on Nasdaq. The market price of the Company's common stock is therefore expected to be volatile for the foreseeable future. The Company believes factors such as quarterly fluctuations in results of operations, announcements of new orders by the Company and changes in either earnings estimates of the Company or investment recommendations by stock market analysts may cause the market price of the Company's stock to fluctuate, perhaps substantially. In addition, in recent years the stock market in general has experienced extreme price fluctuations, and such extreme price fluctuations may continue. These broad market and industry fluctuations may adversely affect the market price of the Company's common stock.

Exercise of Options and Warrants; Possible Issuance of Additional Shares

    The exercise price of the Company's outstanding options and warrants may be less than the market price of the Company's common stock at the time such options and warrants are exercised. Accordingly, for the life of such options and warrants, the holders are given the opportunity to profit from a rise in the market price of such underlying stock without assuming the risk of ownership. So long as such options and warrants remain unexercised, the terms under which the Company could obtain additional equity financing may be adversely affected. Moreover, the holders of such options and warrants may be expected to exercise them at a time when the Company could in all likelihood be able to obtain any needed capital by a new offering of its securities on terms more favorable than those provided by such options and warrants. If the options and warrants are exercised, the interests of the Company's shareholders may be diluted proportionately.

    The Company Board of Directors (the "Board") has the power to issue common stock and/or preferred stock without shareholder approval, up to the number of authorized shares set forth in the Company's Articles of Incorporation (the "Articles"). To date, the Company has outstanding options to employees, officers and directors of the Company representing 6,824,670 shares in the aggregate, 6,723,320 of which were exercisable as of June 19, 1997. Additionally, the holders of the Company's 10% Convertible Notes can convert such notes into common stock at the lesser of eighty-two percent (82%) of the average closing bid price for the immediately preceding seven (7) trading days or $9.00. As of June 19, 1997, such holders have converted $800,000 of the Convertible Notes, for an aggregate of 102,555 shares of common stock. On the date of such conversion, the holders received warrants to purchase 10,256 shares of common stock at a weighted average exercise price of $8.13 per share. Additionally, in connection with certain converted Series A Convertible Subordinated Debentures, certain unrelated investors acquired warrants to purchase 25,000 shares of common stock at an exercise price of $9.63 per share. The Company has also issued options and warrants to purchase 975,000 shares of common stock in aggregate to various underwriters, finders and consultants. The issuance of additional shares by the Company in the future may result in a reduction of the book value or market price, if any, of the then outstanding common stock. Issuance of additional shares of common stock may reduce the proportionate ownership and voting power of existing shareholders.

Antitakeover Effect of Certain Charter Provisions and State Law

    The Company's Articles and Bylaws may discourage certain types of transactions that involve an actual or threatened change in control of the Company, unless approved by the Board. Additionally, the Company is subject to the Control Shares Acquisition Act of the State of North Carolina, which provides that any person who acquires "control shares" of a publicly held North Carolina corporation will not have voting rights with respect to the acquired shares unless a majority of the disinterested shareholders of the corporation vote to grant such rights. This could deprive shareholders of opportunities to realize takeover premiums for their shares or other advantages that large accumulations of stock would provide.

    The Board also has the authority to issue 10,000,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the Company's shareholders. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock may have the effect of delaying, deterring or preventing a change in control of the Company without further action by the shareholders and may adversely affect the voting and other rights of the holders of common stock. The Company has no present plans to issue shares of preferred stock. Furthermore, certain provisions of the Company's charter documents may have the effect of delaying or preventing changes in control or management of the Company, which could have an adverse affect on the market price of the common stock.

Dilution

    The assumed public offering price for the Common Shares offered hereby is substantially higher than the book value per share of the Common Shares. As a result, purchasers of the Common Shares will incur immediate and substantial dilution.

Shares Eligible for Future Sale

    The Company has 18,016,103 shares of common stock outstanding. Of these shares, 2,898,244 shares are freely tradable without restriction under the Securities Act as of June 19, 1997. Upon completion of this transaction, 7,671,763 shares will be freely tradable without restriction under the Securities Act. Also, certain non-affiliate holders of 2,499,538 shares of common stock outstanding either currently are entitled or will be entitled within one year to sell their stock in transactions pursuant to Rule 144 under the Securities Act.

    As of June 19, 1997, there were stock options and warrants outstanding to purchase an aggregate of 7,834,926 shares of common stock, all of which are currently exercisable.

    Additionally, the holders of the Company's 10% Convertible Notes can convert such notes into common stock at the lesser of eighty-two percent (82%) of the average closing bid price for the immediately preceding seven (7) trading days or $9.00. As of June 19, 1997, such holders have converted $800,000 of the Convertible Notes, for an aggregate of 102,555 shares of common stock. On the date of such conversion, the holders received warrants to purchase 10,256 shares of common stock.

    Furthermore, certain minority shareholders of Airseal West, Inc., a majority owned subsidiary of the Company ("Airseal West"), have the right to exchange their Airseal West common stock for shares of Company common stock based on an exchange rate to be determined by Airseal West's pre-tax earnings.

    Holders of approximately 4,906,779 shares of common stock, 4,773,519 shares of which are being registered herein, and holders of 7,510,256 options or warrants to purchase common stock, or their transferees, are entitled to certain rights with respect to the registration of such shares under the Securities Act. Under the terms of an agreement between the Company and such holders, if the Company proposes to register any of its securities under the Securities Act, either for its own account or the account of other security holders exercising registration rights, the holders are entitled to notice of such registration and are entitled to include shares of such common stock therein; the registration rights provide, however, among other conditions, that the underwriters of any offering have the right to limit the number of such shares included in such registration. In addition, the shareholders benefiting from these rights may require the Company, on not more than one occasion, to file a registration statement under the Securities Act with respect to such shares, on Form S-3, if such Form is available to the Company, subject to certain conditions and limitations. Certain minority shareholders of Airseal West and various other individuals who were sellers in Flanders' acquisition of Precisionaire and Air Seal, will receive registration rights if and when they acquire Flanders common stock pursuant to the terms of their agreements with Flanders.

    The Company makes no prediction as to the effect, if any, that future sales of shares or the availability of shares for future sale will have on the prevailing market price of the common stock. Sales of substantial amounts of the Company's common stock in the public market or the perception that such sales could occur could have an adverse affect on the prevailing market price of the common stock.

Sale of Shares Upon Registration

    Upon the effective date of this Registration Statement, 4,773,519 shares of common stock may be sold without restriction by the Selling Securityholders. The Selling Securityholders are not restricted as to the price or prices at which they may sell the Common Shares. Sales of the Common Shares at less than market prices may depress the market price of the Company's common stock. Moreover, the Selling Securityholders are not restricted as to the number of shares which may be sold at any one time, and it is possible that a significant number of shares could be sold at the same time.

Dependence on Manufacturer's Representatives

    The majority of the Company's sales are to manufacturer's representatives and regional filtration distributors who offer their customers a complete line of air filtration products. Many of the Company's representatives and distributors have indicated a willingness to offer the Company's products exclusively now that the Company offers a broader range of products, however, the Company does not have any written agreements with such distributors that require exclusivity for the Company's entire product line. These representatives and distributors may decide to work exclusively with some other company for various reasons, thus, the current distribution channels would be unavailable. A lack of adequate distribution channels would adversely affect the Company's financial condition and operations.

Forward-Looking Statements and Associated Risks

    This Prospectus, including all documents incorporated by reference, includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included in this Prospectus (and in documents incorporated by reference), regarding the Company's financial position, business strategy and plans and objectives of management of the Company for future operations, are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from the Company's expectations are disclosed elsewhere in this Prospectus. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by this section.


                                  THE COMPANY

    The Company designs, manufactures and markets a broad range of air filtration products ranging from high performance laminar flow High Efficiency Particulate Air ("HEPA") filters and charcoal filters for semiconductor manufacturing facilities, to residential furnace filters. The Company's air filtration products are utilized by many industries, including those associated with commercial and residential heating, ventilation and air conditioning systems (commonly known as "HVAC" systems), semiconductor manufacturing, ultra-pure materials, biotechnology, pharmaceuticals, synthetics, nuclear power and nuclear materials processing. The Company's customers include Abbot Pharmaceuticals, E.I. Dupont, Home Depot, Inc., Lucent Technologies, Inc., Merck & Co., Inc., Upjohn Co., Walmart Stores, Inc., Westinghouse Electric Corp., and several large computer chip manufacturers.

    Although, the Company historically has specialized in HEPA and medium efficiency filters and equipment, the Company implemented a strategy of growth by acquisition in December 1995. Consequently, in 1996, the Company expanded its product line through the purchase of three other companies: CSC, which specializes in charcoal filtration systems for the removal of gaseous contaminants, Air Seal, which specializes in filter housings and customized industrial HVAC equipment, and Precisionaire which specializes in the manufacture and sale of filter products ranging from mid-range ASHRAE grade filters through residential furnace filters. The Company's current business strategy is to: (i) increase the Company's market share; (ii) introduce new products and (iii) increase operating efficiencies.

    Frost & Sullivan, a leading industry analyst, estimates that the total domestic industrial air filtration market was approximately $1.15 billion in 1995 and $1.2 billion in 1996. Management believes the domestic market for retail and wholesale off-the-shelf air filters and related products exceeded $500 million in 1996. The forces driving the air filtration market have evolved over the past decade from concerns related to the preservation of machinery and equipment to present day requirements for air quality and production efficiency. Because of these requirements, air filtration products are essential to many industries, including those associated with semiconductor manufacturing, commercial and residential HVAC systems, ultra-pure materials manufacturing, biotechnology, pharmaceuticals, synthetics, nuclear power and nuclear materials processing. Increasingly, companies are devoting resources to air filtration products to enhance efficiency and productivity.

    Management believes the world market for its products currently is more than five times the total domestic market, and that as public awareness of the benefits of living and working in clean environments increases, this market will expand. The world air filtration market is extremely fragmented, with over 100 companies ranging in size from large companies with over $200 million in revenues per year, to privately held niche manufacturing firms on which no revenue data is available.

    Elite Acquisitions, Inc. ("Elite"), the predecessor of the Company, was incorporated on July 2, 1986 in the State of Nevada. Effective December 29, 1995, Elite acquired Flanders Filters, Inc. ("FFI") in a stock for stock exchange. Prior to the acquisition of FFI, Elite was a "public shell" company, with no significant operations or assets. The acquisition of FFI was accounted for as a reverse acquisition meaning that for accounting purposes FFI is treated as having acquired Elite and the historical financial statements of FFI became the historical financial statements of Elite. Therefore, all references to the historical activities of the Company refer to the historical activities of FFI.

    In January 1996, Elite formed a new subsidiary, the Company, under the laws of North Carolina, and changed its domicile to North Carolina through a reincorporation merger with and into the Company. As part of the reincorporation merger, Elite changed its name to Flanders Corporation. The reincorporation merger did not result in any material change in the Company's business, management, assets, liabilities or net worth.

    The Company also operates the following subsidiaries to help implement its business strategies. In February, 1994, the Company organized Flanders Airpure Products Company, LLC ("Airpure"), as a sixty-three percent (63%) owned subsidiary of FFI. Airpure manufactures and markets industrial and commercial bags, pleats and industrial grade HEPA filters. In March 1996, the Company formed a wholly owned subsidiary of FFI, Airpure Products West, Inc. ("Airpure West"), to manufacture Airpure's products for the western United States. In June 1996, the Company formed a wholly owned subsidiary in Singapore, Flanders International Pte, Ltd. ("FIL"), to market and eventually manufacture the Company's products in the Pacific Rim. In February 1997, the Company organized Airseal West, a sixty percent (60%) owned subsidiary of Flanders, to manufacture specialty and standard housings for air filtration and HVAC systems, as well as integrated custom industrial-grade HVAC systems and other specialty products.

    The Company's headquarters are located at 531 Flanders Filters Road, Washington, North Carolina 27889, (919) 946-8081.


                                USE OF PROCEEDS

    The Company will not receive any of the proceeds from the sale of the Common Shares offered hereby. The Company will pay the costs of this offering, which are estimated to be $107,154.

                            SELLING SECURITYHOLDERS

    The following table sets forth certain information as of June 19, 1997, with respect to the Selling Securityholders. The shares to be sold by the Selling Securityholders represent shares of common stock currently owned by the Selling Securityholders. Beneficial ownership after this offering will depend on the number of shares of common stock actually sold by the Selling Securityholders. Except as otherwise indicated, to the knowledge of the Company, all persons listed below have sole voting and investment power with respect to their securities, except to the extent that authority is shared by spouses under applicable law or as otherwise noted below. Except for the purchase of the Common Shares and except as noted below, none of the Selling Securityholders has had any position, office or other material relationship with the Company within the past three years.

                                                          Shares of Common
                                 Shares of Common Stock     Stock Being     Shares of Common Stock
Name of Selling                 Beneficially Owned Prior     Registered    Beneficially Owned After
Securityholder                      to the Offering          for Resale         the Offering<F2>
                               -------------------------  ---------------- ------------------------
                                 Number   % of Class<F1>      Number        Number       Percent
                               ---------- --------------    ----------    ----------   -----------
Patricia A. Alberto                 1,000           *             1,000            0           *
Thomas T. Allan<F3,F4>          5,870,950        32.32%         435,000    5,435,950        29.92%
A. Russell Allan, III<F4>         997,844         5.54%          87,212      910,632         5.05%
Craig G. Allen                      1,000           *             1,000            0           *
David R. Appert                     4,934           *             4,934            0           *
Abraham J. Auerbach                 6,000           *             6,000            0           *
Charles R. Baerson                  1,000           *             1,000            0           *
Angela Baumann-Estate               4,000           *             4,000            0           *
Michael R. Belmaster                1,000           *             1,000            0           *
Carolyn M. Belongia                 1,000           *             1,000            0           *
Robert J. Bergeron                  1,000           *             1,000            0           *
Timothy & Elaine Bergeron           2,754           *             2,754            0           *
Theodore & Phyllis Bergeron         1,000           *             1,000            0           *
Seymour Berman-Trust                4,000           *             4,000            0           *
Harry W. Bestow                     1,000           *             1,000            0           *
James G. Blackburn                  7,866           *             7,866            0           *
Waldemar & Malgorzata
   Bladek                           1,200           *             1,200            0           *
Michael & Revy Bledsoe              9,834           *             9,834            0           *
Mark R. Blemaster                   1,000           *             1,000            0           *
Michael Blumenfeld                  1,000           *             1,000            0           *
Donald Borghoff                    63,268           *            63,268            0           *
Eugene Borghoff                     2,550           *             2,550            0           *

-----------------------------
*Less than one percent (1%)

<F1>
    Includes all Common Shares beneficially owned by Selling Securityholders as a percentage of the 18,016,103 shares of common stock outstanding on June 19, 1997, together with all applicable options and warrants for such Selling Securityholders exercisable within sixty (60) days. Shares of common stock subject to options or warrants exercisable within sixty (60) days are deemed outstanding for computing the percentage ownership of the person holding such options and warrants, but are not deemed outstanding for computing the percentage of any other person.
<F2>
    Assumes that the Selling Securityholder disposes of all of the Common Shares covered by this Prospectus and does not acquire any additional common stock. Assumes no other exercise of options, warrants or conversion rights or additional securities.
<F3>
    Thomas T. Allan has served as the Company's Chairman of the Board for over ten years. The total for Mr. Allan includes 150,000 shares which are subject to an option to purchase such shares from the Company at $1.00 per share.
<F4>
    Includes shares subject to an option in favor of Steven K. Clark, Vice President of Finance and CFO, and Robert R. Amerson, President and CEO (3,321,021 shares and 2,214,014, shares respectively), from Thomas T. Allan and A. Russell Allan, III (4,713,000 shares and 822,035 shares, respectively). Steven K. Clark and Robert R. Amerson have exercised 100,000 options each; collectively 170,300 from Thomas T. Allan and 29,700 from A. Russell Allan, III.

                                                          Shares of Common
                                 Shares of Common Stock     Stock Being     Shares of Common Stock
Name of Selling                 Beneficially Owned Prior     Registered    Beneficially Owned After
Securityholder                      to the Offering          for Resale         the Offering<F2>
-----------------------------  -------------------------  ---------------- ------------------------
                                 Number   % of Class<F1>      Number        Number       Percent
                               ---------- --------------    ----------    ----------   -----------
Jeff Boyko                         18,000           *           18,000            0          *
H.D. Brous & Co., Inc.             14,000           *           14,000            0          *
Leon Budginas                      16,000           *           16,000            0          *
Max L. Burdick                      4,000           *            4,000            0          *
C E Cord Joint Venture              9,000           *            9,000            0          *
Cameron P. Case                     3,650           *            3,650            0          *
Chiropractic Med & Assoc.           3,934           *            3,934            0          *
Dean Clark                         10,400           *           10,400            0          *
Clark Fork Med Assoc PC             4,000           *            4,000            0          *
Stephen P. Clark                   10,000           *           10,000            0          *
Roger & Sandra Collins              4,400           *            4,400            0          *
Tim Connolly                       10,000           *           10,000            0          *
Marcus & Diana Cook                 3,968           *            3,968            0          *
Coralline Revocable Trust           4,933           *            4,933            0          *
Edward J. Coralline Jr.             3,933           *            3,933            0          *
Cranshire Capital, L.P.            12,000           *           12,000            0          *
Pauline I. Crespo                   3,934           *            3,934            0          *
Pauline I. Crespo-Living Trust      1,200           *            1,200            0          *
Cudd & Co.                        138,000           *          138,000            0          *
Joseph A. D'Alessandro              1,968           *            1,968            0          *
Mike P. Darraugh                    4,000           *            4,000            0          *
Dale Davis                         10,000           *           10,000            0          *
Scott Davis                         7,866           *            7,866            0          *
Gerard & Darlene DeBouvre           5,000           *            5,000            0          *
Paul A. Devlin                      2,000           *            2,000            0          *
David Dorton                        8,000           *            8,000            0          *
John P. Doyle-Trust                 4,000           *            4,000            0          *
Gerald and Carol Draga              4,000           *            4,000            0          *
Eagle Growth Ltd Partnership      100,000           *          100,000            0          *
Charles A. Ehredt                   1,200           *            1,200            0          *
Robert & Patricia Ellis             2,000           *            2,000            0          *
Terrence H. Ellis                   2,000           *            2,000            0          *
Lisa M. Erwin                      34,000           *           34,000            0          *
Executive Benefit-Partnership       8,260           *            8,260            0          *
Executive Pension Design, Inc       3,000           *            3,000            0          *
F&S Partnership                     6,000           *            6,000            0          *
C. Richard Farmer-Trust             1,800           *            1,800            0          *
Stan Feeley                         5,000           *            5,000            0          *
Joseph and Carol Felger            24,000           *           24,000            0          *
Kirk Ferguson                     189,280         1.05%        189,280            0          *
Kirk Ferguson - Trust              17,000           *           17,000            0          *

-----------------------------
*Less than one percent (1%)

<F1>

    Includes all Common Shares beneficially owned by Selling Securityholders as a percentage of the 18,016,103 shares of common stock outstanding on June 19, 1997, together with all applicable options and warrants for such Selling Securityholders exercisable within sixty (60) days. Shares of common stock subject to options or warrants exercisable within sixty (60) days are deemed outstanding for computing the percentage ownership of the person holding such options and warrants, but are not deemed outstanding for computing the percentage of any other person.
<F2>
    Assumes that the Selling Securityholder disposes of all of the Common Shares covered by this Prospectus and does not acquire any additional common stock. Assumes no other exercise of options, warrants or conversion rights or additional securities.

                                                          Shares of Common
                                 Shares of Common Stock     Stock Being     Shares of Common Stock
Name of Selling                 Beneficially Owned Prior     Registered    Beneficially Owned After
Securityholder                      to the Offering          for Resale         the Offering<F2>
-----------------------------  -------------------------  ---------------- ------------------------
                                 Number   % of Class<F1>      Number        Number       Percent
                               ---------- --------------    ----------    ----------   -----------
Suzanne Ferguson - Trust            3,000           *            3,000            0           *
John and Anne Ferrone               3,934           *            3,934            0           *
Michael M. Fieseler                 2,840           *            2,840            0           *
Rodney J. Finn, Jr.                 1,000           *            1,000            0           *
Roy L. Fiorelli                     3,000           *            3,000            0           *
Paul and Annette Fischer            5,000           *            5,000            0           *
Jay Fisher                          1,000           *            1,000            0           *
Flybridge & Co.                   100,000           *          100,000            0           *
Charles & Suzanne Fondell           2,000           *            2,000            0           *
Joseph D. Foreman                   4,000           *            4,000            0           *
Joseph D. Foreman-IRA               5,000           *            5,000            0           *
Joan M. Forman                     11,892           *           11,892            0           *
James G. Forret                     3,600           *            3,600            0           *
Richard and Mary Forte              6,900           *            6,900            0           *
Freedman Family Trust               6,000           *            6,000            0           *
Jack R. Funcik                      1,000           *            1,000            0           *
Mary Kay Gabrielsen                 5,800           *            5,800            0           *
Stockton Gaines                     5,000           *            5,000            0           *
Emmanuel B. Garcia, Jr.             3,934           *            3,934            0           *
Robert J. Gats                      4,000           *            4,000            0           *
Gary Gladstein<F3>                 23,000           *           20,000        3,000           *
Judith L. Glasner                   1,000           *            1,000            0           *
David Goldenberg                    1,000           *            1,000            0           *
Goldsmith Gallery Trust             7,866           *            7,866            0           *
Roxanne Googan                      5,000           *            5,000            0           *
Colton Gramm                        4,000           *            4,000            0           *
Roger M. Grevengoed-IRA             2,910           *            2,910            0           *
Kenneth J. Guenther                 1,000           *            1,000            0           *
Jeffrey D. Guenther IRA             1,840           *            1,840            0           *
H&M Capital Inv., Inc.<F4>        400,000         2.18%         65,000      335,000         1.83%
Steven Habisohn                     6,000           *            6,000            0           *
Patrick Hanley                      6,500           *            6,500            0           *
Haussman Holdings, MV<F5>         112,000           *          100,000       12,000           *

-----------------------------
*Less than one percent (1%)

<F1>
    Includes all Common Shares beneficially owned by Selling Securityholders as a percentage of the 18,016,103 shares of common stock outstanding on June 19, 1997, together with all applicable options and warrants for such Selling Securityholders exercisable within sixty (60) days. Shares of common stock subject to options or warrants exercisable within sixty (60) days are deemed outstanding for computing the percentage ownership of the person holding such options and warrants, but are not deemed outstanding for computing the percentage of any other person.
<F2>
    Assumes that the Selling Securityholder disposes of all of the Common Shares covered by this Prospectus and does not acquire any additional common stock. Assumes no other exercise of options, warrants or conversion rights or additional securities.
<F3>
    Shares beneficially owned include 3,000 shares which are subject to a warrant to purchase such shares from the Company at $9-5/8 per share.
<F4>
    Shares beneficially owned include 335,000 shares which are subject to an option to purchase such shares from the Company; 135,000 at $2.50 per share, 200,000 at $3.50 per share.
<F5>
    Shares beneficially owned include 12,000 shares which are subject to a warrant to purchase such shares from the Company at $9-5/8 per share.

                                                          Shares of Common
                                 Shares of Common Stock     Stock Being     Shares of Common Stock
Name of Selling                 Beneficially Owned Prior     Registered    Beneficially Owned After
Securityholder                      to the Offering          for Resale         the Offering<F2>
-----------------------------  -------------------------  ---------------- ------------------------
                                 Number   % of Class<F1>      Number        Number       Percent
                               ---------- --------------    ----------    ----------   -----------
Karl N. Haws                        4,000           *            4,000            0           *
Karl N. Haws, Jr. PDS, Inc.         6,800           *            6,800            0           *
Darlene L. Heath                    1,000           *            1,000            0           *
James and Kimberly
   Hendrickson                      3,000           *            3,000            0           *
James P. Heraty                     4,000           *            4,000            0           *
Rex J. Hess, Jr.                    3,000           *            3,000            0           *
Jeff Hoblitzell                     2,000           *            2,000            0           *
Stephen D. Holthal-IRA              1,000           *            1,000            0           *
Lee A. Hoover                       1,200           *            1,200            0           *
Robert J. Horn                      1,000           *            1,000            0           *
Shaio Lin Huang                     2,500           *            2,500            0           *
Howard & Cheryl L. Huebner          4,933           *            4,933            0           *
James R. Hurckes                    1,000           *            1,000            0           *
Lawrence A. Jachec                  5,934           *            5,934            0           *
Chris P. Janson                     1,000           *            1,000            0           *
Craig Johnson-IRA                   3,350           *            3,350            0           *
Kim H. Johnson                      2,000           *            2,000            0           *
Melinda Peters Jones                1,968           *            1,968            0           *
Rick Jones                          8,000           *            8,000            0           *
Gary Joyner                         5,200           *            5,200            0           *
Patrick J. Kaack                    1,000           *            1,000            0           *
Thomas L. Kastner, Jr.              1,000           *            1,000            0           *
Christopher F. Keller              40,000           *           40,000            0           *
Peter Kenyeres                      7,866           *            7,866            0           *
Fred Ketcher                        8,000           *            8,000            0           *
Ketchum & Walton Co.
   Profit Sharing Plan              9,833           *            9,833            0           *
Keyway Investments<F3>             47,558           *           45,000        2,558           *
Timothy J. Kilty                   10,000           *           10,000            0           *
Richard G. Kleine                   5,968           *            5,968            0           *
Clifford F. Klose & Marjorie
   J. Klose - Trust                27,000           *           27,000            0           *
Michelle M. Kluesner                3,100           *            3,100            0           *
John and Michelle Kluesner          2,750           *            2,750            0           *
Lewis Knudson                      20,000           *           20,000            0           *
Kenneth & Darlene Kogut             2,000           *            2,000            0           *
Alvin Konner                        4,000           *            4,000            0           *
Roger Scott Koontz                 10,000           *           10,000            0           *

-----------------------------
*Less than one percent (1%)

<F1>
    Includes all Common Shares beneficially owned by Selling Securityholders as a percentage of the 18,016,103 shares of common stock outstanding on June 19, 1997, together with all applicable options and warrants for such Selling Securityholders exercisable within sixty (60) days. Shares of common stock subject to options or warrants exercisable within sixty (60) days are deemed outstanding for computing the percentage ownership of the person holding such options and warrants, but are not deemed outstanding for computing the percentage of any other person.
<F2>
    Assumes that the Selling Securityholder disposes of all of the Common Shares covered by this Prospectus and does not acquire any additional common stock. Assumes no other exercise of options, warrants or conversion rights or additional securities.
<F3>
    Shares beneficially owned include 2,558 shares which are subject to a warrant to purchase such shares from the Company at $8.16 per share.

                                                          Shares of Common
                                 Shares of Common Stock     Stock Being     Shares of Common Stock
Name of Selling                 Beneficially Owned Prior     Registered    Beneficially Owned After
Securityholder                      to the Offering          for Resale         the Offering<F2>
-----------------------------  -------------------------  ---------------- ------------------------
                                 Number   % of Class<F1>      Number        Number       Percent
                               ---------- --------------    ----------    ----------   -----------
David P. Kouwe                      1,000           *            1,000            0           *
Gary Kukla                          1,000           *            1,000            0           *
Kenneth A. Lackner                  3,933           *            3,933            0           *
Lake Shore Consulting               6,000           *            6,000            0           *
Andre and Mary Lareau               6,000           *            6,000            0           *
Andre G. Lareau-Trust               1,968           *            1,968            0           *
H. Kitchener Layland, Jr.
   Living Trust                    20,000           *           20,000            0           *
James H. Lee-C/F-Vivian B.
   Lee                              4,000           *            4,000            0           *
Maryfran & Carl Leno                1,000           *            1,000            0           *
David W. Lentz                      1,000           *            1,000            0           *
Thomas Lerch                        7,866           *            7,866            0           *
Seymour & Penny Leventhal           1,000           *            1,000            0           *
Frank A. Lucchese                   1,968           *            1,968            0           *
Carl & Marsha L. Luna               5,000           *            5,000            0           *
James and Rebecca Manning           1,000           *            1,000            0           *
Ed Marucci                         30,000           *           30,000            0           *
Joseph J. Mausser                  10,000           *           10,000            0           *
James F. McMahon                    8,000           *            8,000            0           *
Mike McMahon                        2,400           *            2,400            0           *
Terry Ann McMahon-Trust             1,000           *            1,000            0           *
Mike McMahon-Trust                    600           *              600            0           *
Mike McMurray                       1,000           *            1,000            0           *
Terry Meek                          4,800           *            4,800            0           *
Kenneth L. Merckx                   8,000           *            8,000            0           *
Mark Metts-IRA                      5,000           *            5,000            0           *
Fred M. Meyer                       7,278           *            7,278            0           *
Midgley Huber, Inc.                14,834           *           14,834            0           *
Ryan D. Miller                      3,500           *            3,500            0           *
David Mock<F3>                    581,300         3.14%         81,300      500,000         2.70%
Keith Morris                        2,000           *            2,000            0           *
Raymond E. Munoz-IRA                3,000           *            3,000            0           *
Orlando Nickerson                   9,000           *            9,000            0           *
Glenn W. Nitzsche                   6,000           *            6,000            0           *
Richard F. Nolan                    4,000           *            4,000            0           *
Noel Nosseck                        6,000           *            6,000            0           *
Stephen J. Notaro                   2,000           *            2,000            0           *
Ryan K. O'Conner                    1,000           *            1,000            0           *

-----------------------------
*Less than one percent (1%)

<F1>
    Includes all Common Shares beneficially owned by Selling Securityholders as a percentage of the 18,016,103 shares of common stock outstanding on June 19, 1997, together with all applicable options and warrants for such Selling Securityholders exercisable within sixty (60) days. Shares of common stock subject to options or warrants exercisable within sixty (60) days are deemed outstanding for computing the percentage ownership of the person holding such options and warrants, but are not deemed outstanding for computing the percentage of any other person.
<F2>
    Assumes that the Selling Securityholder disposes of all of the Common Shares covered by this Prospectus and does not acquire any additional common stock. Assumes no other exercise of options, warrants or conversion rights or additional securities.
<F3>
    Shares beneficially owned include 500,000 shares which are subject to an option to purchase such shares from the Company at $2.50 per share.

                                                          Shares of Common
                                 Shares of Common Stock     Stock Being     Shares of Common Stock
Name of Selling                 Beneficially Owned Prior     Registered    Beneficially Owned After
Securityholder                      to the Offering          for Resale         the Offering<F2>
-----------------------------  -------------------------  ---------------- ------------------------
                                 Number   % of Class<F1>      Number        Number       Percent
                               ---------- --------------    ----------    ----------   -----------
Jerry O'Connor                      3,080           *            3,080            0           *
Henry William Obartuch-II          21,004           *           21,004            0           *
Roslyn Orlin                       10,000           *           10,000            0           *
OSL Orthopedic Surgery,
   LTD Profit Sharing Plan          6,900           *            6,900            0           *
John P. Patrou                      5,000           *            5,000            0           *
Ellis L. Patterson                  1,000           *            1,000            0           *
Mark Pflanz                         8,000           *            8,000            0           *
Jerry A. Phillips-Trust             5,000           *            5,000            0           *
William F. Pragalz                 15,000           *           15,000            0           *
Steven and Monica Prior             1,000           *            1,000            0           *
William J. Reczek                   8,000           *            8,000            0           *
Richard & Diana Redmond             4,000           *            4,000            0           *
Lerman V. Reece Sr.                 6,000           *            6,000            0           *
Reunitz Associates, Inc.            4,000           *            4,000            0           *
Greg Richards                       1,000           *            1,000            0           *
Bill Robbins                        2,000           *            2,000            0           *
Charles & Linda Rogers             11,000           *           11,000            0           *
Patrick J. Rodgers-Trust            2,000           *            2,000            0           *
Gary & Michelle Rohrer              1,000           *            1,000            0           *
Harvey Rosen                       55,000           *           55,000            0           *
Jerrold S. Rosenwasser              1,000           *            1,000            0           *
Amy P. Roxas                        1,000           *            1,000            0           *
Robert W. Roy                       6,862           *            6,862            0           *
Donelda D. Royal                    2,000           *            2,000            0           *
Leo W. Royal-IRA                    3,000           *            3,000            0           *
Leo W. Royal-Trust                  1,968           *            1,968            0           *
Karen J. Royal-Trust                1,968           *            1,968            0           *
Barbara Ann Rutkowski               3,933           *            3,933            0           *
SADR LLP                            1,968           *            1,968            0           *
Sean F. Ryan                        5,134           *            5,134            0           *
Walter Schenker                    20,000           *           20,000            0           *
Dan L. Schlapkohl                  10,000           *           10,000            0           *
Daryl E. Schloz                     5,234           *            5,234            0           *
Gary & Rose Marie
     Schmedding                     9,866           *            9,866            0           *
Schmidt Family Trust                5,000           *            5,000            0           *
Percy J. Schramek
   Living Trust                     3,000           *            3,000            0           *
John P. Schweda                     2,000           *            2,000            0           *
Jeffery Senglaub                   23,440           *           23,440            0           *

-----------------------------
*Less than one percent (1%)

<F1>
    Includes all Common Shares beneficially owned by Selling Securityholders as a percentage of the 18,016,103 shares of common stock outstanding on June 19, 1997, together with all applicable options and warrants for such Selling Securityholders exercisable within sixty (60) days. Shares of common stock subject to options or warrants exercisable within sixty (60) days are deemed outstanding for computing the percentage ownership of the person holding such options and warrants, but are not deemed outstanding for computing the percentage of any other person.
<F2>
    Assumes that the Selling Securityholder disposes of all of the Common Shares covered by this Prospectus and does not acquire any additional common stock. Assumes no other exercise of options, warrants or conversion rights or additional securities.

                                                          Shares of Common
                                 Shares of Common Stock     Stock Being     Shares of Common Stock
Name of Selling                 Beneficially Owned Prior     Registered    Beneficially Owned After
Securityholder                      to the Offering          for Resale         the Offering<F2>
-----------------------------  -------------------------  ---------------- ------------------------
                                 Number   % of Class<F1>      Number        Number       Percent
                               ---------- --------------    ----------    ----------   -----------
Julie A. Senglaub                   2,000           *            2,000            0           *
James Senglaub                      2,000           *            2,000            0           *
Harry F. Serrano                   10,000           *           10,000            0           *
Gerald & Sue Shook                  2,375           *            2,375            0           *
Stephen G. Simpson                  2,000           *            2,000            0           *
Steven Slawson                     20,000           *           20,000            0           *
Ruben E. Smith                     10,000           *           10,000            0           *
Audrey Snell                        5,000           *            5,000            0           *
Richard W. Snyder                   1,235           *            1,235            0           *
Debra L. Solis                      2,300           *            2,300            0           *
John T. Solis                       2,000           *            2,000            0           *
John Spiezia                        4,000           *            4,000            0           *
Norman W. Spindel                   4,000           *            4,000            0           *
Allan and Carolyn Stahl             1,000           *            1,000            0           *
Andrew Stallman<F3>               255,000         1.42%        250,000        5,000           *
Larry J. Steffen                    2,100           *            2,100            0           *
Karle J. Steffen                    2,475           *            2,475            0           *
Stephen Swindle                     6,000           *            6,000            0           *
Joseph and Linda Taylor             3,000           *            3,000            0           *
Town Carpet Service, Inc.           1,000           *            1,000            0           *
Alan L. Train                       1,968           *            1,968            0           *
Dwayne D. Trautman                  2,000           *            2,000            0           *
Barry G. Trine                      1,968           *            1,968            0           *
Loren and Katherine Troyer          9,000           *            9,000            0           *
Mark Tucker                         1,000           *            1,000            0           *
Michael Tucker                      1,000           *            1,000            0           *
Gary C. Turner                      2,460           *            2,460            0           *
Russell E. Utterback                2,600           *            2,600            0           *
Randolph J. Valenta                 5,000           *            5,000            0           *
Peter J. Verzani                    2,000           *            2,000            0           *
Kenneth and Mona Volkening          3,500           *            3,500            0           *
Mona L. Volkening                   1,000           *            1,000            0           *
John D. Vreugdenhil                 6,000           *            6,000            0           *
Dennis J. Wagner                    2,000           *            2,000            0           *
Michael W. Wagner, III              2,000           *            2,000            0           *
James A. Walton                     9,833           *            9,833            0           *
Jerrold Wanek                       4,000           *            4,000            0           *
John Watson                         7,500           *            7,500            0           *
Christine Wellhausen                1,400           *            1,400            0           *

-----------------------------
*Less than one percent (1%)

<F1>
    Includes all Common Shares beneficially owned by Selling Securityholders as a percentage of the 18,016,103 shares of common stock outstanding on June 19, 1997, together with all applicable options and warrants for such Selling Securityholders exercisable within sixty (60) days. Shares of common stock subject to options or warrants exercisable within sixty (60) days are deemed outstanding for computing the percentage ownership of the person holding such options and warrants, but are not deemed outstanding for computing the percentage of any other person.
<F2>
    Assumes that the Selling Securityholder disposes of all of the Common Shares covered by this Prospectus and does not acquire any additional common stock. Assumes no other exercise of options, warrants or conversion rights or additional securities.
<F3>
    Shares beneficially owned include 5,000 shares which are subject to a warrant to purchase such shares from the Company at $9-5/8 per share.

                                                          Shares of Common
                                 Shares of Common Stock     Stock Being     Shares of Common Stock
Name of Selling                 Beneficially Owned Prior     Registered    Beneficially Owned After
Securityholder                      to the Offering          for Resale         the Offering<F2>
-----------------------------  -------------------------  ---------------- ------------------------
                                 Number   % of Class<F1>      Number        Number       Percent
                               ---------- --------------    ----------    ----------   -----------
Westpointe Partners, LP            10,000           *           10,000            0           *
Chad M. & Scott D. Wahlen           1,000           *            1,000            0           *
Chalmer C. Wilkins                  1,000           *            1,000            0           *
Daniel & Shirley Witonski           1,000           *            1,000            0           *
Wayne W. Woodworth                  7,350           *            7,350            0           *
Wayne W. Woodworth-IRA              3,000           *            3,000            0           *
David G. Yacullo                    3,000           *            3,000            0           *

Delisted/Re-Registered<F3>
-----------------------------
Victor D. Alhadeff<F4>             23,500           *           23,500            0           *
Bert R. Cohen<F5>                  26,000           *           26,000            0           *
Ellen M. Dougan                     6,000           *            6,000            0           *
J. Lynn Dougan                     17,000           *           17,000            0           *
G&N Associates, Ltd.               11,000           *           11,000            0           *
The Galena Group                   11,000           *           11,000            0           *
President-Fellows of Harvard      444,444         2.47%        444,444            0           *
LZ Investments, LLC                27,778           *           27,778            0           *
Stuart M. Sloan                    14,000           *           14,000            0           *
Fleetfooted & Co.<F6>             500,000         2.78%        500,000            0           *
TRAL & Company                    222,222         1.23%        222,222            0           *
TTEES of G E Pension Trust        444,445         2.47%        444,445            0           *
Kenneth D. Tuchman                 11,000           *           11,000            0           *
Ronald Weinstein<F7>               23,500           *           23,500            0           *

-----------------------------
*Less than one percent (1%)

<F1>
    Includes all Common Shares beneficially owned by Selling Securityholders as a percentage of the 18,016,103 shares of common stock outstanding on June 19, 1997, together with all applicable options and warrants for such Selling Securityholders exercisable within sixty (60) days. Shares of common stock subject to options or warrants exercisable within sixty (60) days are deemed outstanding for computing the percentage ownership of the person holding such options and warrants, but are not deemed outstanding for computing the percentage of any other person.
<F2>
    Assumes that the Selling Securityholder disposes of all of the Common Shares covered by this Prospectus and does not acquire any additional common stock. Assumes no other exercise of options, warrants or conversion rights or additional securities.
<F3>
    These Selling Securityholders' shares were originally listed on Flanders' Form S-1 Registration Statement ("Form S-1"); such shares have been delisted.
<F4>
    The Form S-1 registered 5,500 shares.
<F5>
    The Form S-1 registered 14,000 shares.
<F6>
    The Form S-1 registered 100,000 shares.
<F7>
    The Form S-1 registered 5,500 shares.

                         DESCRIPTION OF CAPITAL STOCK

    The following statements are subject to the detailed provisions of the Company's Articles and Bylaws, and are qualified in their entirety by reference thereto.

Authorized Shares

    Under the Company's Articles, the authorized capital stock of the Company consists of 50,000,000 shares of common stock, par value $.001 per share, and 10,000,000 shares of preferred stock, par value $.001 per share. As of June 19, 1997 there are 18,016,103 shares of common stock issued and outstanding. No shares of preferred stock have been issued.

Common Stock

    Holders of common stock are entitled to one vote for each share on all matters voted upon by shareholders and have no preemptive or other rights to subscribe for additional securities of the Company. The shares of common stock when issued, are fully paid and non-assessable, and no shareholder will be personally liable for any obligations of the Company solely by reason of being a shareholder of the Company.

    Each share of common stock has an equal and ratable right to receive dividends when, as and if declared by the Board out of assets legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, the holders of common stock will be entitled to share equally and ratably in the assets available for distribution after the payment of liabilities, subject only to any preferential distributions to holders of preferred stock, if applicable.

Preferred Stock

    The Company's Articles authorize the Board, without any vote or action by the holders of common stock, to issue preferred stock from time to time in one or more series. The Board is authorized to determine the number of shares and designation of any series of preferred stock and the dividend rights, dividend rate, conversion rights and terms, voting rights, redemption rights and terms, liquidation preferences and sinking fund terms of any series of preferred stock. Depending upon the terms of preferred stock established by the Board, any or all series of preferred stock could have preference over the common stock with respect to dividends and other distributions and upon liquidation of the Company. Issuance of any such shares with voting powers, or issuance of additional shares of common stock, would dilute the voting power of the outstanding common stock. The potential issuance of preferred stock may have the effect of delaying, deterring or preventing a change in control of the Company, may discourage bids for the common stock at a premium over the market price of the common stock and may adversely affect the market price of, and the voting and other rights of the holders of, the common stock.

10% Convertible Notes

    In September 1996, the Company sold $4,000,000 principal amount of 10% Convertible Notes pursuant to Regulation S to certain unrelated offshore investors. The 10% Convertible Notes are due and payable on September 20, 1999 and are convertible at any time commencing forty-one (41) days after issuance into shares of the Company's common stock at a conversation price equal to the lower of (i) eighty-two percent (82%) of the average closing bid price for the seven (7) trading days immediately preceding the conversion date, or (ii) $9.00; provided, however, that in no event shall the conversion price be less than $5.00; provided further, that in no event shall the holder of the 10% Convertible Notes be entitled to convert any portion of such notes if such action would result in beneficial ownership by a holder and its affiliates of more than 4.9% of the outstanding shares of common stock of the Company. If the average closing bid price of the Company's common stock over any continuous seven (7) day trading period is less than $7.38 per share, the Company may redeem the notes at a price equal to 115% of the outstanding principal amount of the notes. As of June 19, 1997, such holders have converted $800,000 of the Convertible Notes, for an aggregate of 102,555 shares of common stock.

    In connection with the 10% Convertible Notes, the holders thereof were given a contractual right to receive, on the date of the conversion of the notes into common stock, warrants to purchase such number of shares of common stock equal to ten percent (10%) of the number of common shares issued upon any such conversion. The exercise price of the warrants is equal to the amount per share at which the 10% Convertible Notes were converted into common stock. As of June 19, 1997, the Company has issued warrants to purchase 10,256 shares of common stock.

Other Warrants

    In September 1996, the Company sold $2,500,000 principal amount of Series A Subordinated Convertible Debentures to certain unrelated investors. Such debentures were paid in January 1997. In connection with the debentures, the holders thereof acquired warrants to purchase 25,000 shares of common stock at an exercise price of $9.63 per share.

    In January 1997, the Company issued certain warrants pursuant to the underwriting agreement relating to the Company's Form S-1 Registration Statement which was effective January 1997. Such warrants enable the holders thereof to purchase an aggregate of 140,000 shares of common stock at the initial exercise price of $ 14.725 per share at any time commencing January 6, 1998 until their expiration on January 6, 2002. The exercise price and number of shares purchasable upon exercise of the warrants are subject to adjustment upon the occurrence of certain events.

Stock Options

    The Company has reserved (i) 2,000,000 shares of common stock under its LTI Plan, and (ii) 500,000 shares of common stock under its 1996 Director Option Plan, for issuance in respect of stock options granted under such plans. As of June 19, 1997, there were 324,670 outstanding options under the above-mentioned plans.

    The Company has reserved a total of 6,500,000 shares of common stock for issuance upon the exercise of stock options granted to various officers and directors. The Company has reserved 3,150,000 of the 6,500,000 shares for Robert R. Amerson's exercise of the following stock options: 1,150,000 shares at an exercise price of $1.00; 1,000,000 shares at an exercise price of $2.50; 1,000,000 shares at an exercise price of $7.50. The Company has reserved 3,150,000 of the 6,500,000 shares for Steven K. Clark's exercise of the following stock options: 1,150,000 shares at an exercise price of $1.00; 1,000,000 shares at an exercise price of $2.50; 1,000,000 shares at an exercise price of $7.50. The Company has reserved 150,000 of the 6,500,000 shares for Thomas T. Allan's exercise of 150,000 stock options at an exercise price of $1.00. The Company has reserved 50,000 of the 6,500,000 shares for William M. Claytor's exercise of 50,000 stock options at an exercise price of $1.00.

Registration Rights

    Holders of 4,906,779 shares of common stock, 4,773,519 of which are registered hereunder, and holders of 7,510,256 options or warrants to purchase common stock, or their transferees, are entitled to certain rights with respect to registration of such shares under the Securities Act. Under the terms of an agreement between the Company and such holders, if the Company proposes to register any of its securities under the Securities Act, either for its own account or the account of other security holders exercising registration rights, the holders are entitled to notice of such registration and are entitled to include shares of such common stock therein; the registration rights provide, however, among other conditions, that the underwriters of any offering have the right to limit the number of such shares included in such registration. In addition, the shareholders benefiting from these rights may require the Company, on not more than one occasion, to file a registration statement under the Securities Act with respect to such shares, on Form S-3, if such Form is available to the Company, subject to certain conditions and limitations. Certain minority shareholders of Airseal West and various other individuals who were sellers in Flanders' acquisition of Precisionaire and Air Seal will receive registration rights if and when they acquire Flanders common stock pursuant to the terms of their agreements with Flanders.

Transfer Agent and Registrar

    OTC Stock Transfer, Inc. is the transfer agent and registrar for the common stock.


                             PLAN OF DISTRIBUTION

    The Common Shares offered hereby are being sold by the Selling Securityholders acting as principals for their own accounts. The Company will not receive any of the proceeds from such offering.

    The distribution of the Common Shares by the Selling Securityholders is not subject to any underwriting agreement. The Company expects that the Selling Securityholders will sell the Common Shares covered by this Prospectus through customary brokerage channels, either through broker-dealers acting as principals, who may then resell the shares in the over-the-counter market, or in private sales, or in transactions pursuant to Rule 144 under the Securities Act, or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Securityholders may effect such transactions by selling shares through broker-dealers, and such broker-dealers will receive compensation in the form of commissions from the Selling Securityholders and/or the purchasers of the Common Shares for whom they may act as agent (which compensation may be in excess of customary commissions). The Selling Securityholders and any broker-dealers that participate with such Selling Securityholders in the distribution of the Common Shares may be deemed to be underwriters and any commission received by such broker-dealers and any profit on resale of the Common Shares sold by them might be deemed to be underwriting discounts or commissions under the Securities Act. All expenses of registration incurred in connection with this offering are being borne by the Company, but all brokerage commissions and other similar expenses incurred by any Selling Securityholder will be borne by such Selling Securityholder.

    At the time a particular offer of the Common Shares is made, to the extent required, a supplemental to this Prospectus will be distributed which will identify and set forth the aggregate amount of Common Shares being offered and the terms of the offering.

    The Selling Securityholders are not restricted as to the price or prices at which they may sell the Common Shares. Sales of the Common Shares at less than market prices may depress the market price of the Company's common stock. Moreover, the Selling Securityholders are not restricted as to the number of shares which may be sold at any one time, and it is possible that a significant number of shares could be sold at the same time.

    Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Common Shares may not simultaneously engage in market making activities with respect to the Common Shares for a period of nine
(9) business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation, Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of the shares by the Selling Securityholders.

To comply with certain states' securities laws, if applicable, the Common Shares may be sold in any such jurisdictions only through registered or licensed brokers or dealers. In certain states the Common Shares may not be sold unless the seller meets the notice and filing requirements.

                                    EXPERTS

    The consolidated financial statements and schedules of the Company, incorporated by reference in this Prospectus and Registration Statement from the Company's Annual Report on Form 10-K for the year ended December 31, 1996, have been audited by McGladrey & Pullen, LLP, independent auditors, for the periods indicated in their reports with respect thereto, and are included and incorporated by reference herein in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.


                                 LEGAL MATTERS

    Certain legal matters relating to this Prospectus have been passed upon for the Company by Snell & Wilmer L.L.P., Salt Lake City, Utah, counsel to the Company


                     SECURITIES AND EXCHANGE COMMISSION'S
          POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

    Insofar as indemnification by the Company for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

No dealer, sales representative,
or other person has been
authorized to give any information
or to make any representation not
contained in this Prospectus and,
if given or made, such information
or representation must not be
relied upon as having been
authorized by the Company, the
Selling Securityholder, or any
other person.  This Prospectus
does not constitute an offer of
any securities other than those to               4,773,519 Common Shares
which it relates or an offer to
sell, or a solicitation of an                      FLANDERS CORPORATION
offer to buy, to any person in any
jurisdiction where such an offer
or solicitation would be unlawful.
Neither the delivery of this
Prospectus nor any sale made
hereunder shall, under any
circumstances, create any
implication that the information
contained herein is correct as of
any time subsequent to the date
hereof.



        ------------

     TABLE OF CONTENTS                              --------------
                                                      PROSPECTUS
                                Page                --------------
                                ----

AVAILABLE INFORMATION             2
INFORMATION INCORPORATED BY
REFERENCE                         2
RISK FACTORS                      3
THE COMPANY                       7
USE OF PROCEEDS                   8
SELLING SECURITYHOLDERS           9
DESCRIPTION OF CAPITAL STOCK     17
PLAN OF DISTRIBUTION             18
EXPERTS                          19
LEGAL MATTERS                    19
SECURITIES AND EXCHANGE
COMMISSION'S
POSITION ON INDEMNIFICATION FOR
SECURITIES ACT LIABILITIES       19

                                                  August 20, 1997

                                    PART II


                    INFORMATION NOT REQUIRED IN PROSPECTUS.

ITEM 14.  Other Expenses of Issuance and Distribution.

    The Company estimates that expenses in connection with the transactions described in this Registration Statement will be as follows. All expenses incurred with respect to the transactions will be paid by the Company.

            SEC Registration Fee                          $   8,954
            Printing Expenses                                10,000
            Accounting Fees and Expenses                     25,000
            Legal Fees and Expenses                          60,000
            Transfer Agent Fees and Expenses                  3,200

                Total                                     $ 107,154


ITEM 15.  Indemnification of Directors and Officers

    The law of North Carolina permits extensive indemnification of present and former directors, officers, employees or agents of a North Carolina company, whether or not authority for such indemnification is contained in the indemnifying company's articles of incorporation or bylaws. Specific authority for indemnification of present and former directors and officers, under certain circumstances, is contained in the Company's Bylaws. Under North Carolina law, before a company can provide indemnification, the company must find that the director, officer, employee or agent conducted himself in good faith and in a manner he reasonably believed, in the case of conduct in his official capacity with the company, was in the best interest of the company and, in all other cases, was at least not opposed to the company's best interest, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Statutory indemnification is permissive, except in the event of a successful defense, in which case, unless limited by the articles of incorporation, when a director, officer, employee or agent must be indemnified against reasonable expenses incurred by him in connection therewith. Indemnification is permitted with respect to expenses, judgments, fines, and amounts paid in settlement by such persons.

    The Company's Bylaws provide that the Company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the Company), by reason of the fact that he is or was a director, officer, employee, fiduciary or agent of the Company or is or was serving at the request of the Company as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in the best interest of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

    The Company's Bylaws also provide that a corporation may indemnify any director or officer of the Company who was or is a party or is threatened to be made a party to any proceeding by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, fiduciary or agent of another corporation or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action if he acted in good faith and in a manner he reasonably believed to be in the best interests of the Company. No indemnification shall be made in respect of any claim or matter as to which such person has been adjudged to be liable for negligence or misconduct in the performance of his duty to the Company unless and only to the extent that the court in which the action is brought determines that in view of all circumstances such person is fairly and reasonably entitled to indemnification for expenses which the court deems proper.

    The Company's Bylaws also provide that an authorized representative of the Company who neither was or is a director or officer of the Company may, to the extent that he is successful on the merits and defense of any action, be indemnified against expenses (including attorneys' fees) actually and reasonably incurred in connection therewith. A determination of whether indemnification is proper shall be made by the Board by a majority vote of a quorum consisting of disinterested directors or, if such a quorum is not obtainable or even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or by the shareholders. The

Company may advance expenses (including attorneys' fees) upon receipt of an undertaking by or on behalf of an authorized representative to repay such amount unless it is determined that he is entitled to be indemnified.


ITEM 16.  Exhibits

Exhibit Number                      Exhibit
--------------                      -------

      5.1            Opinion of Snell & Wilmer, LLP

     23.1            Consent of McGladrey & Pullen, LLP

     23.2            Consent of Snell & Wilmer, LLP (included in Exhibit 5.1).

     24 Power of Attorney (included on signature page of Registration Statement)


ITEM 17.  Undertakings

    The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a twenty percent (20%) change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8, or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4) That, for the purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
    Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
    Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (5) To deliver or cause to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in prospectus, to deliver, or cause to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

                                  SIGNATURES

    Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Washington, State of North Carolina on the 20th day of August, 1997.

                                    FLANDERS CORPORATION


                                    By:               *
                                        ______________________________________
                                        Robert R. Amerson
                                        President, Chief Executive Officer

    Pursuant to the requirements of the Securities Act, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacity and on the dates indicated.

        Signature                       Title                       Date


             *
________________________   President, Chief Executive Officer   August 20, 1997
      Robert R. Amerson


/s/ Steven K. Clark
________________________   Chief Financial Officer and Chief    August 20, 1997
      Steven K. Clark     Accounting Officer


             *
________________________   Chairman of the Board                August 20, 1997
      Thomas T. Allan


             *
________________________   Director, Vice President of          August 20, 1997
      Gustavo Hernandez   Operations


             *
________________________   Director                             August 20, 1997
      William M. Claytor


             *
________________________   Director                             August 20, 1997
      William H. Clark


/s/ Steven K. Clark
________________________                                        August 20, 1997
  *   Steven K. Clark
      Attorney-in-fact



                                       24